Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADAGIO THERAPEUTICS, INC.

(Pursuant to Sections 141 and 242 of the

General Corporation Law of the State of Delaware)

Adagio Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Adagio Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 3, 2020.

2. An Amended and Restated Certificate of Incorporation was filed on July 9, 2020, an Amended and Restated Certificate of Incorporation was filed on October 30, 2020, and an Amended and Restated Certificate of Incorporation was filed on April 15, 2021.

3. That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law, adopted resolutions further amending the certificate of incorporation as follows:

The first paragraph of Article Fourth is amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 166,944,484, consisting of (i) 150,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 16,944,484 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Effective immediately upon this Certificate of Amendment becoming effective under the General Corporation Law, each one share of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be divided and converted into 5 shares of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Stock Split”).

The Corporation shall issue no fractional shares of Common Stock as a result of the Stock Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined in good faith by the Board of Directors of the Corporation. The Stock Split shall occur whether or not the certificates representing any such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Stock Split shall be effected on a certificate-by-certificate basis, such that any fractional shares of Common Stock resulting from the Stock Split and held by a single record holder shall not be aggregated, unless such shares are uncertificated.

All rights, preferences and privileges of the Common Stock and each series of Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, including conversion prices and other amounts per share, as applicable, shall be appropriately adjusted to give effect to the Stock Split.”

Section 4.2 of Part B of Article Fourth is amended and restated to read in its entirety as follows:

“4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of (x) in the event such shares are certificated, the number of shares of Common Stock issuable upon the conversion of Preferred Stock the holder is at the time converting, on a certificate-by-certificate basis, with any fractional shares of Common Stock resulting from the conversion of Preferred Stock represented by a certificate not to be aggregated with any fractional shares of Common Stock resulting from the conversion of Preferred Stock represented by any other certificate and held by such holder or (y) in the event such shares are uncertificated, the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.”

4. That this Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of July, 2021.

ADAGIO THERAPEUTICS, INC.

By:	/s/ Tillman U. Gerngross, Ph.D.
Name: Tillman U. Gerngross, Ph.D.
Title: President